Exhibit 2.1

January 18, 2019

MOM Holding Company
MOM Special Company

c/o SJL Partners, LLC
26F Seoul Finance Center
136 Sejong-daero, Jung-gu
Seoul, South Korea
Attention: Ki Chan Park
JP Park

c/o KCC Corporation
344 Sapyeong-daero, Seoch-gu,
Seoul, South Korea
Attention: Jae Hun Jung
c/o Wonik Holdings Corporation
Wonik Building, Pangyo-ro 255-20, Bundang-gu,
Seongnam-si, Gyunggi-do, South Korea
Attention: Seungki Min

Re: Amendment to Merger Agreement

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Agreement”), dated as of September 13, 2018, by and among MOM Holding Company, a Delaware corporation, MOM Special Company, a Delaware corporation, and MPM Holdings Inc., a Delaware corporation. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.
In accordance with Section 8.02 of the Agreement, the parties to the Agreement hereby agree that Section 7.01(b)(iii)(A) of the Agreement is amended and replaced in its entirety with the following: “the CFIUS Clearance shall not have been obtained by June 13, 2019,”

Other than as expressly set forth herein, all rights, obligations, agreements, representations and warranties, conditions and other provisions contained in the Agreement remain unchanged and in full force and effect.
[Signature page follows.]

Sincerely,

MPM HOLDINGS INC.,

By:	/s/ John G. Boss Name: John G. Boss Title: Chief Executive Officer and President

AGREED TO AND ACCEPTED:
MOM HOLDING COMPANY,

By:	/s/ Stephen Sukjung Lim Name: Stephen Sukjung Lim Title: Chairman and President
MOM SPECIAL COMPANY,

By:	Stephen Sukjung Lim Name: Stephen Sukjung Lim Title: Chairman and President

[Signature Page to Letter Agreement]